Exhibit 99.2

FORM OF STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of May 9, 2017, is entered into by and among Deerfield Partners, L.P. (“Deerfield Partners”), Deerfield International Master Fund, L.P. (“DIMF” and, together with Deerfield Partners, the “Sellers”), and [_____] (“Buyer).

W I T N E S S E T H:

WHEREAS, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Sellers, an aggregate of 802,564 shares (the “Subject Shares”) of the Class A Common Stock, par value $0.01 per share, of Adeptus Health, Inc., a Delaware corporation (the “Company”), for an aggregate purchase price of $500 (the “Purchase Price”) and in consideration for the covenants and agreements of Buyer contained herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Sellers and Buyer agree as follows:

1.       Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, each Seller agrees to sell, transfer and assign to Buyer all of such Seller’s right, title and interest in and to the number of Subject Shares set forth opposite such Seller’s name on Schedule 1 hereto, together with all claims, demands, actions and causes of action relating thereto, whether arising under the Plan (as defined below) or otherwise.

2.       Purchase Price. The Buyer shall pay the Purchase Price to the Sellers upon execution and delivery of this Agreement, by check or other cash payment. The Purchase Price shall be allocated between the Sellers in the proportions set forth in Schedule 1. Upon payment by the Buyer of the Purchase Price, each Seller hereby agrees to execute and deliver to Buyer such stock powers or similar instruments of transfer as may be necessary to give effect to the transfer of such Seller’s Subject Shares in accordance with Section 1, together with such evidence as the Buyer shall reasonably request that the Subject Shares have been registered in the name of the Buyer or its custodian or nominee effective as of the date on which payment was made therefor.

3.       Representations and Warranties.

(a)  Buyer represents, warrants and acknowledges to Sellers as follows:

(1) Buyer: (i) is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subject Shares; (ii) has had an opportunity to review the filings of the Company with the Securities and Exchange Commission (the “SEC”) and the filings of Sellers and their affiliates with the SEC relating to the Subject Shares, including the disclosure therein to the effect that the Company has filed a joint plan of reorganization (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code, pursuant to which (if confirmed) outstanding shares of the Company’s common stock would be cancelled, holders of shares of the Company’s common stock would receive no value, and Sellers and/or their affiliates would acquire 100% of Adeptus Health LLC and certain of its affiliates representing 100% of the then outstanding equity interests in the Company and such affiliates of the Company, (iii) understands that it is likely to receive no return on its investment in the Subject Shares, (iv) understands that the Sellers are selling the Subject Shares to Buyer for tax planning purposes, and (v) has had the opportunity to consult its own financial advisor, legal counsel and/or accountant as to tax, legal and/or other matters concerning the purchase of the Subject Shares.

(2) Buyer has the requisite limited partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer, and no further action of Buyer, its general partner or limited partners is required in connection therewith.

(3) Buyer expressly acknowledges and agrees that (i) neither any Seller nor the Company has made any representations or warranties of any kind or nature regarding the value of the Subject Shares or the business, affairs, financial condition or prospects of the Company; (ii) Buyer is not relying upon any statements of, or information from, Sellers concerning the Company or the Subject Shares; and (iii) Buyer has not received any material non-public information from Sellers regarding the Company or the Subject Shares.

(b)   Each Seller (severally and not jointly) represents and warrants to Buyer that (i) such Seller has the requisite limited partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement (including, without limitation, the sale of such Seller’s right, title and interest in and to the Subject Shares set forth opposite its name in Schedule 1) and otherwise to carry out its obligations hereunder; (ii) the execution and delivery of this Agreement by such Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller, and no further action of such Seller, its general partner or limited partners is required in connection therewith; (iii) such Seller owns and has the unrestricted right to convey to Buyer the Subject Shares as provided in this Agreement; (iv) at the closing of the purchase and sale of the Subject Shares hereunder, Seller shall convey to Buyer good title to the Subject Shares, free and clear of all liens, claims and encumbrances (including without limitation any voting trust or agreement); (v) the execution and delivery of this Agreement by such Seller and the consummation by it of the transactions contemplated hereby do not violate or conflict with any agreement, instrument or order to which such Seller is a party or by which such Seller or the Subject Shares are bound or encumbered; and (vi) neither such Seller nor any other person on such Seller’s behalf has disclosed to Buyer any material non-public information regarding the Company or the Subject Shares.

4.       Lockup. As a material inducement to each Seller’s willingness to enter into this Agreement, and as partial consideration for the Subject Shares, Buyer hereby agrees that Buyer will not, directly or indirectly, (a) sell, offer to sell, contract to sell, or grant any option for the sale (including without limitation any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with respect to, or otherwise dispose of or enter into any transaction that is designed to, or could be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) of any of the Subject Shares or Buyer’s beneficial ownership thereof, or publicly announce the intention to do any of the foregoing, for a period commencing on the date hereof and continuing through the close of trading on the earlier of (i) the date that is 180 days after the date hereof and (ii) the date on which the Bankruptcy Court shall have entered an order (A) confirming the Plan (or any other plan of reorganization with respect to the Company) or (B) approving the sale of all or substantially all the assets of the Company pursuant to Section 363 of the Bankruptcy Code, or (b) participate in (or support or advocate for the formation of) any equity committee relating to the Plan or any other plan of reorganization with respect to the Company, or take any other action (or join with or support any other person taking any other action) that has the purpose of causing (or would be reasonably like to result in) any change to the Plan or any other plan of reorganization with respect to the Company; provided, however, that nothing herein shall prohibit the Buyer from filing any proof of interest in the Company’s bankruptcy case.

5.       Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to its principles of conflict of laws.

6.       Entire Agreement; Amendments. This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and understandings, both oral and written, among the Sellers and the Buyer with respect to the subject matter hereof. This Agreement may be amended, modified or terminated only by a document in writing and executed by each of the parties hereto.

7.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original. This Agreement, and any amendments, to the extent signed and delivered by means of a facsimile machine or e-mail of a PDF file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

DEERFIELD PARTNERS, L.P.

By: Deerfield Mgmt, L.P., General Partner

By: J.E. Flynn Capital, LLC, General Partner

By: _________________

Name: Jonathan Isler

Title: Attorney-in-Fact

DEERFIELD INTERNATIONAL MASTER FUND, L.P.

By: Deerfield Mgmt, L.P., General Partner

By: J.E. Flynn Capital, LLC, General Partner

By: _________________

Name: Jonathan Isler

Title: Attorney-in-Fact

[___________________]

By: _________________
Name:
Title:

[Signature page to Stock Purchase Agreement]

Schedule 1

Seller	Number of Subject Shares	Purchase Price Allocation

Deerfield Partners, L. P.	353,128	44%

Deerfield International Master Fund, L.P.	449,434	56%